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                                                                    Exhibit 99.3

FINANCIAL STATEMENTS
BSM Financial, L.P.
Year ended March 31, 2003

                               BSM Financial, L.P.

                              Financial Statements

                            Year ended March 31, 2003

CONTENTS

Report of Independent Auditors.................................    1

Audited Financial Statements

Balance Sheet..................................................    2
Statement of Income............................................    3
Statement of Changes in Partnership Capital....................    4
Statement of Cash Flows........................................    5
Notes to Financial Statements..................................    6

                         Report of Independent Auditors

The Partners
BSM Financial, L.P.

We have audited the accompanying balance sheet of BSM Financial, L.P. as of March 31, 2003, and the related statements of income, changes in partnership capital, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BSM Financial, L.P. at March 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

May 20, 2003                                               /s/ ERNST & YOUNG LLP

                               BSM Financial, L.P.

                                  Balance Sheet

                                 March 31, 2003

ASSETS
Current assets:
  Cash in bank and cash equivalents                          $      390,001
  Receivable for mortgage notes assigned to investors           130,318,782
  Fair value of interest rate lock commitments                    1,466,459
  First payments from borrowers                                     610,961
  Other current assets                                              263,960
                                                             --------------
Total current assets                                            133,050,163

Furniture, fixtures and equipment, net                              878,576
Other assets                                                         52,188
                                                             --------------
Total assets                                                 $  133,980,927
                                                             ==============

LIABILITIES AND PARTNERSHIP CAPITAL
Current liabilities:
  Warehouse notes payable                                    $  120,360,039
  Unearned revenue on interest rate lock commitments              1,466,459
  Escrow and early payment default provision                      1,145,361
  Notes payable                                                     132,515
  Accrued lending fees                                            1,050,012
  Accrued liabilities                                             2,259,287
                                                             --------------
Total current liabilities                                       126,413,673

Notes payable, long term                                             30,020
                                                             --------------
Total liabilities                                               126,443,693

Commitments and contingencies

Partnership capital:
  Total partnership capital                                       7,537,234
                                                             --------------

Total liabilities and partnership capital                    $  133,980,927
                                                             ==============

See accompanying notes.

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                               BSM Financial, L.P.

                               Statement of Income

                            Year ended March 31, 2003

REVENUE
Gain on sale of loans                                        $ 21,920,791
Loan closing fees                                               7,228,611
Loan origination fees                                           3,947,426
                                                             ------------
Total revenue                                                  33,096,828

COSTS AND EXPENSES
Salaries, commissions and employee benefits                    19,147,233
Loan processing expenses                                        2,055,709
Interest expense                                                1,686,337
Marketing and development expenses                                600,686
Rent expense                                                    1,347,871
Depreciation expense                                              219,701
Other general and administrative expenses                         605,351
                                                             ------------
Total costs and expenses                                       25,662,888
                                                             ------------

NET INCOME                                                   $  7,433,940
                                                             ============

See accompanying notes.

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                               BSM Financial, L.P.

                   Statement of Changes in Partnership Capital

                            Year ended March 31, 2003

                                          KJ
                                      FINANCIAL,       JAMES          L & Q        PALM HARBOR
                                         LLC          MAMMOSER       CUMMINS        HOMES, INC.       TOTAL
                                    -------------    ----------     ----------     ------------    ------------
BALANCE AT APRIL 1, 2002            $     929,830    $  707,059     $  629,656     $          -    $  2,266,545

Net income                              3,958,099        30,141         30,141        3,415,559       7,433,940

Contributions                           1,427,959             -              -        3,000,000       4,427,959

Distributions                          (3,669,213)     (737,200)      (659,797)      (1,525,000)     (6,591,210)
                                    -------------    ----------     ----------     ------------    ------------

BALANCE AT MARCH 31, 2003           $   2,646,675    $        -     $        -     $  4,890,559    $  7,537,234
                                    =============    ==========     ==========     ============    ============

See accompanying notes.

                               BSM Financial, L.P.

                             Statement of Cash Flows

                            Year ended March 31, 2003

OPERATING ACTIVITIES
Net income                                                $       7,433,940
Adjustments to reconcile net earning to net cash
   used in operating activities:
     Depreciation expense                                           219,701
     Changes in operating assets and liabilities:
       Mortgage loans originated                             (1,047,381,125)
       Mortgage loans sold                                      949,978,982
       Increase in first payments from borrowers                   (513,270)
       Increase in other assets                                    (239,457)
       Increase in escrow and early payments                        878,151
       Increase in accrued lending fees                             761,459
       Increase in accrued liabilities                            1,672,168
                                                          -----------------
Total adjustments                                               (94,623,391)
                                                          -----------------
Net cash used in operating activities                           (87,189,451)

INVESTING ACTIVITY
Purchases of fixed assets, net of retirements                      (556,626)
                                                          -----------------
Cash used in investing activity                                    (556,626)

FINANCING ACTIVITIES
Increase in warehouse notes payable                              88,809,852
Partnership contribution                                          3,000,000
Partnership withdrawals                                          (4,007,084)
Decrease in notes payable                                          (104,205)
                                                          -----------------
Net cash provided by financing activities                        87,698,563
                                                          -----------------

Net decrease in cash                                                (47,514)
Cash at beginning of year                                           437,515
                                                          -----------------
Cash at end of year                                       $         390,001
                                                          =================

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for interest                    $       1,557,327
                                                          =================
Noncash distributions to partners                         $       2,584,126
                                                          =================
Noncash contributions from partners                       $       1,427,959
                                                          =================

See accompanying notes.

                               BSM Financial, L.P.

                          Notes to Financial Statements

                                 March 31, 2003

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

GENERAL

BSM Financial, L.P. (the Company) is a Texas limited partnership, operating as one business segment, whose primarily purpose is to originate residential government and conventional first mortgage loans throughout the United States to individuals who are either purchasing homes or refinancing existing mortgages. The Company sells all of its mortgage loans and the related servicing rights associated with these mortgages to unrelated entities.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States (GAAP). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the assets, liabilities, contingent assets/liabilities, revenues and expenses and accompanying notes. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and cash on deposit. For purposes of the statement of cash flows, the Company considers financial instruments with original maturities of three months or less to be cash equivalents. Cash on deposit with the GMAC warehouse lending institution has been applied against the warehouse notes payable and amounted to $1,854,745 at March 31, 2003.

RECEIVABLE FOR MORTGAGE NOTES ASSIGNED TO INVESTORS

In the normal course of business, the Company enters into trade assignment agreements with its investors whereby the Company agrees to deliver to the investor certain securities at a specified price. In order to satisfy its contractual obligations, the Company assigns substantially all of its funded loans to the trade assignment agreements immediately upon the funding of the loan with the borrower. The trade assignment agreements provide, among other things, that the Company and investor have contractually agreed to execute, acknowledge, deliver and perform all such further acts, assurances, assignments, transfers, conveyances, powers of attorney and other instruments or papers as may be

                               BSM Financial, L.P.

required or appropriate to carry out the transactions contemplated. The Company believes that, in accordance with the guidance set forth in Statement of Financial Accounting Standards No. 140 (SFAS), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, once it has assigned a loan to a trade assignment agreement, the loan has been sold to the investor and the investor has legal right to such loans. Specifically, the Company acknowledges that the investor has the right to pledge, assign or transfer the security and loans underlying the security therein subject to the underlying warehouse payable lien. Accordingly, the Company recognizes the proceeds to be received from the investor in excess of the carrying value of the loans assigned to the investor as gain on sale of loans at the time the mortgage loan is funded to the borrower and the Company has assigned the mortgage loan to a trade assignment agreement. The warehouse note payable related to the loan assigned is repaid when the receivable from the investor is collected.

In addition, until such time as the Company has delivered all of the paperwork surrounding the specific loan transactions and a smooth and timely communication to the borrower can be effectuated, the Company may receive a payment from the borrower. The Company recognizes any income received from the collection of such payments as the cash is received.

FURNITURE, FIXTURES AND EQUIPMENT, NET

The composition of fixed assets as of March 31, 2003 is summarized as follows:

Furniture, fixtures and equipment       $      853,042
Software                                       252,712
Leasehold improvements                          68,748
                                        --------------
                                             1,174,502
Less accumulated depreciation                  295,926
                                        --------------
                                        $      878,576
                                        ==============

These assets are stated at cost and depreciation is provided on a straight-line basis over the estimated useful lives of the depreciable assets, generally three to seven years. Repairs and maintenance are expensed as incurred. Cost and accumulated depreciation applicable to assets sold are eliminated from the accounts, and any resulting gains or losses are recognized at such time.

                               BSM Financial, L.P.

OTHER CURRENT ASSETS

Other current assets as of March 31, 2003, consist of the following:

Prepaid facility rent                   $     105,488
Closing fees receivable                       104,002
Prepaid expenses and other                     54,470
                                        -------------
Total                                   $     263,960
                                        =============

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business and pursuant to its risk-management policy, the Company enters into derivative instruments, including forward-delivery contracts for loans and mortgage-backed securities, to minimize the impact of movements in market interest rates on interest rate lock commitments (IRLCs). The Company's pipeline includes IRLCs, which represent commitments that have been extended by the Company to those borrowers who have applied for loan funding and have met certain defined credit and underwriting criteria. The Company determined that its IRLCs meet the definition of derivatives under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended.

The initial fair market value of the IRLCs is recorded on the balance sheet as unearned revenue until such loans are funded and sold or assigned to a trade assignment agreement. The trade assignment agreements assign both a forward delivery agreement and loans funded by the Company.

INCOME TAXES

The Company has been established as a limited partnership in the state of Texas. As such, the liability for income taxes is the responsibility of the respective partners. Accordingly, no provision for income taxes is recorded in the financial statements.

2. WAREHOUSE NOTES PAYABLE

The Company has entered into a warehouse credit agreement (the Agreement) with GMAC Mortgage Corporation, which is used to finance its mortgage loans to borrowers. From time to time, the Company and GMAC have amended the Agreement to ensure that the Company has sufficient funds available to meet its borrowing requirements. Under

                               BSM Financial, L.P.

the terms of the Fourteenth Amendment to the Agreement, dated March 28, 2003, the maximum amount of outstanding borrowings was set at $140,000,000. At March 31, 2003, borrowings outstanding under this facility totaled $120,360,039. In addition, under the terms of the Agreement, the Company is permitted to borrow an additional $1,854,745, which it has elected to deposit as collateral with its warehouse bank. This amount has been shown as a reduction to the warehouse notes payable on the balance sheet. The agreement extends through July 31, 2003, and bears interest at LIBOR plus 1.75%. The weighted average interest rate at March 31, 2003, was 3.06%. The agreement also contains certain normal and customary financial covenants. The Company was in compliance with these covenants at March 31, 2003.

In addition, BSM also has $100,000,000 availability from UBS Warburg under the terms and conditions of a loan purchase agreement. As of March 31, 2003, the Company had sold $64,302,122 to UBS Warburg pursuant to this agreement.

3. COMMITMENTS AND CONTINGENCIES

Minimum annual commitments and contingencies, including obligations for office space and other operating leases with initial or remaining terms of one year or more as of March 31, 2003, are presented below:

2004                                    $   1,196,236
2005                                        1,092,355
2006                                          856,763
2007                                          282,637
2008 and thereafter                           121,389
                                        -------------
Total                                   $   3,549,380
                                        =============

4. RELATED PARTY TRANSACTIONS

During the year, the Company paid $362,000 to KJ Financial, L.P., a general partner, for marketing research associated with securing FHA streamlined loans. At March 31, 2003, the balance payable to KJ Financial, L.P. was $89,200.

                               BSM Financial, L.P.

5. PARTNERSHIP CAPITAL

On June 1, 2002, the partnership agreement was amended and restated whereby Palm Harbor Homes, Inc. (PHH) became a 50% limited partner. As a condition of PHH entering into the Amended and Restated Partnership Agreement, PHH contributed $3,000,000 and final termination distributions of their partnership capital balances were made to both James Mammoser and L & Q Cummins.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, discount rates, and estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, the Company's fair values should not be compared to those of other companies.

Under SFAS No. 107, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying market value of the Company.

The following describes the methods and assumptions used by the Company in estimating fair values:

         Cash, Notes Payable, and Payables and Accruals - The carrying amounts reported in the balance sheet approximate fair value.

                               BSM Financial, L.P.

         Receivable for Mortgage Notes Assigned to Investors - Fair value is estimated using the quoted market prices for securities backed by similar types of loans and recent quotes received for similar loans. Book value approximates fair value.

         Fair Value of Interest Rate Lock Commitments - Fair value is estimated using expected net profit per loan multiplied by the number of loans expected to be funded in the near term "pipeline pull through" as determined by an independent third party.

         Fair Value of Forward Delivery Contracts - Fair value is estimated based on quotes of the same or similar securities as determined by an independent third party. The change in fair value of forward delivery contracts generally approximates the change in fair value of the interest rate lock commitments.